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                                                                     EXHIBIT 3.1


            FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             VARSITYBOOKS.COM INC.

                             A Delaware Corporation

                      (Incorporated on December 16, 1997)

The undersigned, Eric J. Kuhn and Jack L. Lewis, hereby certify that:

         1. They are the duly elected and acting Chief Executive Officer and Secretary, respectively, of VarsityBooks.com Inc., a Delaware corporation (the "Corporation").

         2. The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on December 16, 1997. The original name the corporation was filed under is The TextbookClub, Inc.

         3. The Board of Directors of the Corporation, by written consent of the Board of Directors dated as of August 24, 1999, duly adopted resolutions setting forth the Third Amended and Restated Certificate of Incorporation herein contained declaring its advisability and directing that such Third Amended and Restated Certificate of Incorporation be submitted to the holders of the issued and outstanding shares of the Corporation's capital stock for approval in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the "GCL") and the Corporation's Amended and Restated Certificate of Incorporation as currently in effect. The holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereon, acting by written consent in lieu of meeting under Section 228 of the GCL dated August 25, 1999, duly adopted the Third Amended and Restated Certificate of Incorporation in accordance with the applicable provisions of Sections 242 and 245 of the GCL and the Corporation's Amended and Restated Certificate of Incorporation as currently in effect.

         4. The text of the Amended and Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on February 24, 1999, is hereby amended and restated in its entirety to read as follows:
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         FIRST:  The name of the Corporation is VarsityBooks.com Inc.

         SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD: The general purpose for which this Corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the General Corporation Law of the State of Delaware (the "GCL"), and any amendments thereto, and in connection therewith, this Corporation shall have and may exercise any and all powers conferred from time to time by law upon corporations formed under such Act.

         FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is 46,693,786 shares, each having par value of $0.0001 per share. 27,932,927 shares shall be designated "Common Stock." 18,760,859 shares shall be designated "Preferred Stock." Of the authorized shares of Preferred Stock, (a) 2,071,420 shares shall be designated "Series A Preferred Stock" (the "Series A Preferred"), (b) 6,933,806 shall be designated "Series B Preferred Stock" (the "Series B Preferred") and (c) 9,755,633 shall be designated "Series C Preferred Stock" (the "Series C Preferred"). The relative rights, preferences, privileges and restrictions granted to or imposed on the respective classes of the shares of capital stock or the holders thereof are as follows:

         (1) General. Except as to the relative designations, preferences, powers, qualifications, rights and privileges referred to in this ARTICLE FOURTH, in respect of any or all of which there may be variations between different classes or series of Preferred Stock, all shares of Preferred Stock shall be identical. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes unless otherwise specifically set forth herein.

         (2)     Dividend Rate.

                 (a) Subject to the rights of series of Preferred Stock which may from time to time come into existence, the holders of the Series A Preferred shall be entitled to receive in any fiscal year, out of any funds legally available therefor, dividends at the rate of $0.056 per annum, per share (adjusted for any subdivisions, combinations, consolidations or stock distributions or stock dividends with respect to such shares), on each outstanding share of Series A Preferred, payable in preference and priority to any payment of any dividend on the Common Stock, when, as and if declared by the Board of Directors. The right to such dividends on the Series A Preferred shall not be cumulative, and no right shall accrue to holders of Series A Preferred by reason of the fact that dividends on such shares are not declared or paid in any prior year, nor shall any undeclared or unpaid dividend accrue interest. Dividends may be delivered and paid upon shares of Series A Preferred in any fiscal year of the Corporation only if dividends shall have been paid to or declared and set apart upon all outstanding Preferred Stock at such annual rate specified. Any dividends payable on shares of Series A Preferred Stock pursuant to the terms hereof shall be pari passu with the Corporation's obligation to pay dividends on shares of





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Series B Preferred Stock as set forth in Article Fourth Section (2)(b) below and on shares of Series C Preferred Stock as set forth in Article Fourth Section (2)(c) below.

                 (b) Subject to the rights of series of Preferred Stock which may from time to time come into existence, the holders of shares of Series B Preferred shall be entitled to receive cumulative dividends, out of any assets legally available therefor, at the rate of $0.115 per share per annum (adjusted for any subdivisions, combinations, consolidations or stock distributions or stock dividends with respect to such shares), payable if, as and when declared by the Board of Directors. Dividends shall accrue from the Original Issue Date on the Series B Preferred (and compound annually) irrespective of whether the Board of Directors declares such dividends or takes any other action. Dividends with respect to a share of Series B Preferred which have accumulated but have not been paid shall, upon a Liquidation Event (as hereinafter defined), be paid to the extent assets are legally available therefor and any amounts for which assets are not legally available shall be paid promptly as assets become legally available therefor. Any partial payment will be made pro rata among the holders of such shares. Any dividends payable on shares of Series B Preferred pursuant to the terms hereof shall be pari passu with the Corporation's obligation to pay dividends on shares of Series A Preferred as set forth in Article Fourth Section 2(a) above and on shares of Series C Preferred as set forth in Article Fourth Section 2(c) below.

                 (c) Subject to the rights of series of Preferred Stock which may from time to time come into existence, the holders of shares of Series C Preferred shall be entitled to receive cumulative dividends, out of any assets legally available therefor, at the rate of $0.2688 per share per annum (adjusted for any subdivisions, combinations, consolidations or stock distributions or stock dividends with respect to such shares), payable if, as and when declared by the Board of Directors. Dividends shall accrue from the Original Issue Date on the Series C Preferred (and compound annually) irrespective of whether the Board of Directors declares such dividends or takes any other action. Dividends with respect to a share of Series C Preferred which have accumulated but have not been paid shall, upon a Liquidation Event (as hereinafter defined), be paid to the extent assets are legally available therefor and any amounts for which assets are not legally available shall be paid promptly as assets become legally available therefor. Any partial payment will be made pro rata among the holders of such shares. Any dividends payable on shares of Series C Preferred pursuant to the terms hereof shall be pari passu with the Corporation's obligation to pay dividends on shares of Series A Preferred as set forth in Article Fourth Section 2(a) above and on shares of Series B Preferred as set forth in Article Fourth Section (2)(b) above.

                 (d) So long as any shares of Preferred Stock are outstanding, no dividend or distribution (other than a dividend or distribution paid in Common Stock or in any other stock of the Corporation ranking junior to the Preferred Stock) shall be declared or paid or set aside for payment upon the Common Stock or upon any other stock of the Corporation ranking junior to the Preferred Stock, unless, in each case, the full cumulative dividends accrued to such date on all outstanding shares of the Preferred Stock shall have been paid.





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         (3)     Liquidation Rights.

                 (a) In the event of any (i) liquidation, (ii) dissolution, (iii) Business Combination (as defined below), or (iv) winding up of the Corporation (each a "Liquidation Event"), either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in the manner set forth herein.

                 (b) The holders of the Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, the amount equal to (i) $0.70 for each share of Series A Preferred, (as adjusted for stock splits, combinations, dividends or similar recapitalizations) and (ii) an amount equal to all declared but unpaid dividends existing with respect to such shares of the Series A Preferred as of the date of the Liquidation Event ((i) and (ii) being referred to as the "Series A Liquidation Amount"). Any amount payable on shares of Series A Preferred pursuant to this Article Fourth Section(3)(b) shall be pari passu with the Corporation's obligation to pay amounts to the holders of shares of Series B Preferred as set forth in Article Fourth Section
(3)(c) below and to the holders of shares of Series C Preferred as set forth in Article Fourth Section (3)(d) below.

                 (c) The holders of the Series B Preferred shall be entitled to receive, prior and in preference to any distribution of any or the assets of the Corporation to the holders of Common Stock by reason of their ownership of such stock, an amount per share equal to (i) $1.44 per share of Series B Preferred (as adjusted for stock splits, combinations, dividends or similar recapitalizations) and (ii) an amount equal to all declared or accrued but unpaid dividends existing with respect to such shares as of the date of the Liquidation Event ((i) and (ii) being referred to as the "Series B Liquidation Amount"). Any amount payable on shares of Series B Preferred pursuant to this Article Fourth Section (3)(c) shall be pari passu with the Corporation's obligation to pay amounts to the holders of shares of Series A Preferred as set forth in Article Fourth Section (3)(b) above and to the holders of shares of Series C Preferred as set forth in Article Fourth Section (3)(d) below.

                 (d) The holders of the Series C Preferred shall be entitled to receive, prior and in preference to any distribution of any or the assets of the Corporation to the holders of Common Stock by reason of their ownership of such stock, an amount per share equal to (i) $3.36 per share of Series C Preferred (as adjusted for stock splits, combinations, dividends or similar recapitalizations) and (ii) an amount equal to all declared or accrued but unpaid dividends existing with respect to such shares as of the date of the Liquidation Event ((i) and (ii) being referred to as the "Series C Liquidation Amount"). Any amount payable on shares of Series C Preferred pursuant to this Article Fourth Section (3)(d) shall be pari passu with the Corporation's obligation to pay amounts to the holders of shares of Series A Preferred as set forth in Article Fourth Section (3)(b) above and to the holders of shares of Series B Preferred as set forth in Article Fourth Section (3)(c) above.

                 (e) If the assets and funds thus available for distribution among the holders of the Series A Preferred, the holders of Series B Preferred and the holders of the Series C Preferred shall be insufficient to permit the payment to such holders of the full Series A Liquidation Amount, the full Series B Liquidation Amount and the full Series C Liquidation Amount, then,





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subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire amount of the remaining assets of the Corporation so available shall be distributed among the holders of the Series A Preferred, Series B Preferred and Series C Preferred in proportion to the respective amounts of the Series A Liquidation Amount, the Series B Liquidation Amount and the Series C Liquidation Amount pursuant to this Article Fourth Section (3).

                 (f) After payment has been made to the holders of the Series A Preferred of the Series A Liquidation Amount, to the holders of the Series B Preferred of the Series B Liquidation Amount and to the holders of the Series C Preferred of the Series C Liquidation Amount and after any holders of Preferred Stock have received any other distribution that may be required with respect to series of Preferred Stock that may from time to time come into existence, any assets remaining shall be divided pro rata among the holders of Common Stock, the holders of the Series A Preferred, the holders of the Series B Preferred and the holders of the Series C Preferred in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they then have the right to acquire upon conversion of the shares of Series A Preferred, Series B Preferred or Series C Preferred held by them (on a per share basis, the "Participation Amount"); provided, however, that (i) the maximum amount the Series A Preferred holders shall be entitled to receive pursuant to this Article Fourth Section (3), including the Series A Liquidation Amount and the Participation Amount, shall be an aggregate of $1.40 per share of Series A Preferred, (ii) if the per share Series B Liquidation Amount plus the per share Participation Amount payable to the holders of Series B Preferred would exceed the applicable amount per share of Series B Preferred set forth below (in each instance, the "Series B Maximum Amount"), then the amount payable to the holders of Series B Preferred upon a Liquidation Event shall equal the Series B Maximum Amount per share and (iii) if the per share Series C Liquidation Amount plus the per share Participation Amount payable to the holders of Series C Preferred would exceed the applicable amount per share of Series C Preferred set forth below (in each instance, the "Series C Maximum Amount"), then the amount payable to the holders of Series C Preferred upon a Liquidation Event shall equal the Series C Maximum Amount per share. The Series B Maximum Amount per share shall be: (i) on or prior to the second anniversary of the initial issuance of shares of the Series B Preferred (the "Series B Initial Issuance Date"), the Series B Maximum Amount shall equal $2.88 per share of the Series B Preferred (subject to adjustment, stock splits, combinations, dividends or similar recapitalizations); (ii) after the second anniversary of the Series B Initial Issuance Date and on or before the third anniversary of the Series B Initial Issuance Date, the Series B Maximum Amount shall equal $4.32 per share of the Series B Preferred (subject to adjustment for stock splits, combinations, dividends or similar recapitalizations); and
(iii) after the third anniversary of the Series B Initial Issuance Date, the Series B Maximum Amount shall equal $5.76 per share of the Series B Preferred (subject to adjustment, stock splits combinations, dividends or similar recapitalizations). The Series C Maximum Amount per share shall be: (i) on or prior to the second anniversary of the initial issuance of shares of the Series C Preferred (the "Series C Initial Issuance Date"), the Series C Maximum Amount shall equal $6.72 per share of the Series C Preferred (subject to adjustment for stock splits, combinations, dividends or similar recapitalizations); (ii) after the second anniversary of the Series C Initial Issuance Date and on or before the third anniversary of the Series C Initial Issuance Date, the Series C Maximum Amount shall equal $10.08 per share of the Series C Preferred (subject to adjustment for stock splits, combinations, dividends or similar recapitalizations); and (iii) after the third anniversary of the





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Series C Initial Issuance Date, the Series C Maximum Amount shall equal $13.44 per share of the Series C Preferred (subject to adjustment for stock splits, combinations, dividends or similar recapitalizations). Any amount payable on shares on Series A Preferred, Series B Preferred or Series C Preferred pursuant to this Article Fourth Section(3)(f) shall be paid pari passu with each other. Thereafter, all remaining assets or property shall be distributed to the holders of Common Stock.

                 (g) In any Liquidation Event, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value, which shall be valued as follows:

                                  (i)      Securities not subject to investment
letter (e.g., lock-up agreement) or other similar restrictions on free marketability described in (ii) below:

                                        (A)     if traded on a securities
exchange or the Nasdaq Stock Market, the value shall be deemed to be the average prices of the securities on such exchange over the ten (10) day period ending three (3) days prior to the date of the Liquidation Event; provided, that if the Liquidation Event is caused by a merger or other consolidation of the Corporation with or into a third party the value shall equal the value ascribed to such security in the agreement governing such transaction;

                                        (B)     if there is no active public
market for the securities to be provided as consideration, the value of the securities shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least two-thirds (66 2/3%) of the voting power of the then outstanding shares of each series of Preferred Stock being affected by such Liquidation Event.

                                  (ii)     The method of valuation of
securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an "affiliate" or "former affiliate" (as such term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act")) shall be to make an appropriate discount from the market value determined as above in (i) (A) or (B) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least two-thirds (66 2/3%) of the voting power of the then outstanding shares of the series of Preferred Stock being affected by such Liquidation Event.

                 (h)      If the requirements of this Article Fourth Section
(3) are not complied with, the Corporation shall forthwith cause the closing of such Business Combination or other Liquidation Event to be postponed until such time as the requirements of this Article Fourth Section (3) have been complied with.

                 (i) The Corporation shall give each holder of record of Preferred Stock written notice of any impending transaction which may result in a Liquidation Event not later than fifteen (15) days prior to the stockholders' meeting called to approve such transaction, or fifteen (15) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions





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of this Article Fourth Section (3), and the Corporation shall thereafter give such holders prompt notice of any material changes to such notice. The closing of the transaction shall in no event take place sooner than fifteen (15) days after the Corporation has given the first notice provided for herein or sooner than five (5) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of one-half (50%) in interest of the holders of Series A Preferred, two-thirds (66 2/3%) in interest of the holders of Series B Preferred and one-half (50%) in interest of the holders of Series C Preferred that are entitled to such notice rights or similar notice rights.

                 (j) For purposes of this Article Fourth Section (3), "Business Combination" shall mean, unless otherwise determined by the holders of one-half (50%) of the then outstanding shares of Series A Preferred and the holders of two-thirds (66 2/3%) of the then outstanding shares of Series B Preferred and the holders of one-half (50%) of the then outstanding shares of Series C Preferred, either (i) the sale, lease or exchange (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation or (ii) the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation (except for a merger or consolidation in which the holders of 100% of the voting capital stock of the Corporation prior to such merger or consolidation hold more than one-half (50%) of the voting rights of the surviving entity following such transaction).

                 (k) Notwithstanding anything to the contrary in this Article Fourth Section (3), in the event of a Liquidation Event, each holder of Series B Preferred or Series C Preferred may elect to convert its shares of Series B Preferred or Series C Preferred into Common Stock if the per share amount received in liquidation as a holder of Common Stock would exceed the per share amount such holder would otherwise receive as a holder of Series B Preferred or Series C Preferred.

         (4) Conversion. The holders of Preferred Stock have conversion rights (the "Conversion Rights") as follows:

                 (a) Right to Convert. Each share of Preferred Stock shall be convertible into shares of Common Stock without the payment of any additional consideration or adjustment for accrued and unpaid dividends, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Preferred Stock.

                          (i)     Each share of Series A Preferred shall be
convertible into the number of fully paid and nonassessable shares of Common Stock which results from dividing the Series A Conversion Price (as hereinafter defined) per share in effect for each share of Series A Preferred at the time of conversion into the per share Series A Conversion Value (as hereinafter defined) of such series. The initial Series A Conversion Price per share of Series A Preferred shall be $0.70. The per share Series A Conversion Value of the Series A Preferred shall be $0.70 (the "Series A Conversion Value"). The initial Series A Conversion Price of Series A Preferred shall be subject to adjustment from time to time as provided below (as so adjusted, the "Series A Conversion Price"). The number of shares of Common Stock into which a share of Series A Preferred is convertible is hereinafter referred to as the "Series A Conversion Rate".





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                          (ii)    Each share of Series B Preferred shall be
convertible into the number of fully paid and nonassessable shares of Common Stock which results from dividing the Series B Conversion Price (as hereinafter defined) per share in effect for each share of Series B Preferred at the time of conversion into the per share Series B Conversion Value (as hereinafter defined) of such series. The initial Series B Conversion Price per share of Series B Preferred shall be $1.44. The per share Series B Conversion Value of the Series B Preferred shall be $1.44 (the "Series B Conversion Value"). The initial Series B Conversion Price of Series B Preferred shall be subject to adjustment from time to time as provided below (as so adjusted, the "Series B Conversion Price"). The number of shares of Common Stock into which a share of Series B Preferred is convertible is hereinafter referred to as the "Series B Conversion Rate".

                          (iii)   Each share of Series C Preferred shall be
convertible into the number of fully paid and nonassessable shares of Common Stock which results from dividing the Series C Conversion Price (as hereinafter defined) per share in effect for each share of Series C Preferred at the time of conversion into the per share Series C Conversion Value (as hereinafter defined) of such series. The initial Series C Conversion Price per share of Series C Preferred shall be $3.36. The per share Series C Conversion Value of the Series C Preferred shall be $3.36 (the "Series C Conversion Value"). The initial Series C Conversion Price of Series C Preferred shall be subject to adjustment from time to time as provided below (as so adjusted, the "Series C Conversion Price"). The number of shares of Common Stock into which a share of Series C Preferred is convertible is hereinafter referred to as the "Series C Conversion Rate".

                 (b)      Automatic Conversion.

                          (i)     Any shares of Series A Preferred that remain
outstanding and unconverted on the dates referred to in (i) and (ii) below shall be automatically converted without notice and without any action on the part of the holder thereof into shares of Common Stock at the then effective Series A Conversion Rate upon the earlier of (i) the affirmative vote or written consent of the holders of more than two-thirds (66 2/3%) of the then outstanding shares of Series A Preferred or (ii) immediately upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, other than a registration relating solely to a transaction under Rule 145 promulgated under the Securities Act or to an employee benefit plan of the Corporation, covering the offer and sale of the Corporation's securities in which the aggregate gross proceeds to the Corporation are at least seven million five hundred thousand dollars ($7,500,000) after deduction of underwriting discounts and commission and offering expenses. After the earlier of the dates referred to in (i) and
(ii) above, all rights of holders of shares of Series A Preferred with respect to such Series A Preferred, except the right to receive shares of Common Stock in accordance with this Article Fourth Section (4), shall cease and the shares of Series A Preferred shall no longer be deemed to be outstanding, whether or not the Corporation has received the certificates representing such shares.

                          (ii)    Any shares of Series B Preferred that remain
outstanding and unconverted on the closing date of the Corporation's Series B Qualifying Public Offering (as hereinafter defined) shall be automatically converted without notice and without any action on the part of the holder thereof into shares of Common Stock at the then effective Series B Conversion Rate on the closing date in accordance with the terms herein. After such closing





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date, all rights of holders of shares of Series B Preferred with respect to such Series B Preferred, except the right to receive shares of Common Stock in accordance with this Article Fourth Section (4), shall cease and the shares of Series B Preferred shall no longer be deemed to be outstanding, whether or not the Corporation has received the certificates representing such shares. For purposes of this Article Fourth Section (4), the term "Series B Qualifying Public Offering" shall mean the first underwritten public offering by the Corporation of authorized but unissued shares of Common Stock which is led by a nationally recognized underwriter and pursuant to which (A) the gross proceeds to the Corporation are at least $20,000,000, (B) the per share price of the Common Stock sold in such offering is not less than $5.00 per share (as adjusted for stock splits, stock dividends and similar recapitalizations), and
(C) the pre-money valuation of the Corporation is not less than $72,000,000.

                          (iii)   Any shares of Series C Preferred that remain
outstanding and unconverted on the closing date of the Corporation's Series C Qualifying Public Offering (as hereinafter defined) shall be automatically converted without notice and without any action on the part of the holder thereof into shares of Common Stock at the then effective Series C Conversion Rate on the closing date in accordance with the terms herein. After such closing date, all rights of holders of shares of Series C Preferred with respect to such Series C Preferred, except the right to receive shares of Common Stock in accordance with this Article Fourth Section (4), shall cease and the shares of Series C Preferred shall no longer be deemed to be outstanding, whether or not the Corporation has received the certificates representing such shares. For purposes of this Article Fourth Section (4), the term "Series C Qualifying Public Offering" shall mean the first underwritten public offering by the Corporation of authorized but unissued shares of Common Stock which is led by a nationally recognized underwriter and pursuant to which
(A) the gross proceeds to the Corporation are at least $25,000,000, (B) the per share price of the Common Stock sold in such offering is not less than $5.97 per share (as adjusted for stock splits, stock dividends and similar recapitalizations), and (C) the pre-money valuation of the Corporation is not less than $160,000,000 if the offering is completed by August 31, 2000 and $180,000,000 if completed anytime thereafter.

                 (c)      Mechanics of Conversion.

                          (i)     No fractional shares of Common Stock shall be
issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable. Before any Preferred Stockholder shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, as the case may be, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Article Fourth Section (4)(b) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, further, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless either the certificates evidencing such shares of Preferred Stock are delivered to the





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
Corporation or its transfer agent as provided above, or the Preferred Stockholder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable issue and deliver at such office to such Preferred Stockholder, as the case may be, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion shall be conditioned upon the closing of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of the sale of such securities.

                          (ii)    The Corporation shall pay any and all issue
and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Article Fourth Section (4). The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

                 (d) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

                 (e) Adjustments to Series A Conversion Price, Series B Conversion Price and Series C Conversion Price for Dilutive Issuances.

                          (i)     Special Definitions. For purposes of this
Article Fourth Section (4), the following definitions shall apply.

                                  (1) "Options" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible
                                           Securities.

                                  (2)      "Convertible Securities" shall mean
                                           any evidences of indebtedness,
                                           shares (other than Common Stock,
                                           Series A Preferred, Series B
                                           Preferred or Series C Preferred) or
                                           other securities convertible into or
                                           exchangeable for Common Stock.

                                  (3)      "Original Issue Date" shall mean

                                           (A)     with respect to the Series A
Preferred, August 6, 1998;

                                           (B)     with respect to the Series B
Preferred, February 25, 1999; and

                                           (C)     with respect to the Series C
Preferred, August 26, 1999.

                                  (4)      "Additional Shares of Common Stock"
shall mean all shares of Common Stock issued (or, pursuant to Article Fourth Section (4)(e)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                                           (A)     upon conversion of shares of
Preferred Stock;

                                           (B)     to officers, directors or
employees of, or financial advisors or other consultants to, the Corporation pursuant to a stock grant, option plan or purchase plan or other employee stock incentive program (each a "Plan" and, collectively, the "Plans") or pursuant to any written agreement so long as any such Plan or written agreement has been unanimously approved by the Board of Directors;

                                           (C)     as a dividend or distribution
on Preferred Stock;

                                           (D)     upon the exercise of any
warrants to purchase shares of Common Stock issued pursuant to the Note and Warrant Purchase Agreements, dated as of December 8, 1998, between the Company and the Investors listed in Schedule A attached thereto;

                                           (E)     upon the exercise of warrants
to purchase shares of Common Stock issued to Baker & Taylor, Inc. ("B&T"), a Delaware corporation, pursuant to the Equity Investment and Operating
Agreement, dated as of July 10, 1998, between the Company and B&T; and

                                           (F)     upon the exercise of warrants
to purchase shares of Common Stock issued to B&T pursuant to the First
Amendment to Equity Investment and Operating Agreement, dated as of October 9, 1998, between the Company and B&T.

                          (ii)    No Adjustment of Conversion Price.  No
adjustment in the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price shall be made in respect to the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable, in effect on the date of and immediately prior to such issue. No adjustment in the Series A Conversion Price, the Series B Conversion Price or the Series C Conversion Price shall be made pursuant to paragraph (iv) below as a result of any stock dividend or subdivision which causes an adjustment in the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price pursuant to Article Fourth Section (4)(f) below.

                          (iii)   Deemed Issue of Additional Shares of Common
Stock. If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number or shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Article Fourth Section (4)(e)(v) hereof of such Additional Shares of Common Stock would be less than the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any case in which Additional Shares of Common Stock are deemed to be issued:

                                        (A)     no further adjustment in the
Series A Conversion Price, Series B Conversion Price or Series C Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                        (B)     if such Options or Convertible
Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series A Conversion Price, the Series B Conversion Price or the Series C Conversion Price, as applicable, computed upon the original issue of such Options or Convertible Securities (or upon the occurrence of a record date with respect to the issuance of such Options or Convertible Securities), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; and

                                        (C)     on the expiration or
cancellation of any Options or the termination of the right to convert or exchange any Convertible Securities which shall have not been exercised, if the Series A Conversion Price, the Series B Conversion Price or the Series C Conversion Price, as applicable, shall have been adjusted upon the original issuance of such Options or Convertible Securities or shall have been subsequently adjusted pursuant to clause (B) above, the Series A Conversion Price, the Series B Conversion Price or the Series C Conversion Price shall be recomputed as if:

                                                       (1)     In the case of
Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged plus the consideration actually received by the Corporation upon such conversion or exchange, if any; and

                                                       (2)     in the case of
Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                                        (D)     no readjustment pursuant to
clauses (B) and (C) above shall have the effect of increasing the Series A Conversion Price, the Series B Conversion Price or the Series C Conversion Price to an amount which exceeds the lower of (i) the Series A Conversion Price, the Series B Conversion Price or the Series C Conversion Price on the original adjustment date, or (ii) the Series A Conversion Price, the Series B Conversion Price or the Series C Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

                          (iv)    Adjustment of Series A Conversion Price,
Series B Conversion Price or the Series C Conversion Price Upon Issuance of Additional Shares of Common Stock. If the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Article Fourth Section (4)(e)(iii)) without consideration or for a consideration per share less than the Series A Conversion Price, the Series B Conversion Price or the Series C Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Series A Conversion Price, Series B Conversion Price or the Series C Conversion Price, as applicable, shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) equal to the consideration per share for which such Additional Shares are issued. If such Additional Shares of Common Stock are issued for no consideration, then the consideration per share shall be deemed to be $0.01.

                          (v)     Determination of Consideration.  For purposes
of this Article Fourth Section(4)(e), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                                  (1)   Cash and Property.  Such
consideration shall:

                                        (A)     insofar as it consists of
cash, be computed at the aggregate amount of cash received by the Corporation;

                                        (B)     insofar as it consists of
securities (i) if the securities are then traded on a national securities exchange or the NASDAQ Stock Market (or a similar national quotation system), then the value shall be computed based on the average of the closing prices of the securities on such exchange or system over the thirty-day period ending three (3) days prior to receipt by the Corporation, (ii) if the securities are actively traded over-the-counter, then the value shall be computed based on the average of the closing bid prices over the thirty day period ending three days prior to the receipt by the Corporation and (iii) if there is no active public market, then the value shall be computed based on the fair market value thereof on the date of receipt by the Corporation, as determined in good faith by the Board;

                                        (C)     insofar as it consists of
property other than cash and securities, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

                                        (D)     in the event Additional
Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed in clauses (A), (B) and
(C) above, as determined in good faith by the Board.

                                  (2)   Options and Convertible Securities.
The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Article Fourth Section
(4)(e)(iii), relating to Options and Convertible Securities, shall be determined by dividing:

                                        (x)     the total amount, if any,
received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or, in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                                        (y)     the maximum number of shares of
Common Stock (as set forth in the instrument relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                 (f) Adjustments for Stock Dividends, Subdivisions, Consolidations. If the Corporation shall pay a stock dividend on the Common Stock, or if the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by reclassification, stock split or otherwise into a greater or lesser number of shares of Common Stock, the Series A Conversion Price, the Series B Conversion Price and the Series C Conversion Price in effect immediately prior to such dividend, subdivision, combination or consolidation shall, concurrently with the effectiveness of such dividend, subdivision, combination or consolidation, be proportionately adjusted.

                 (g) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price, the Series B Conversion Price or the Series C Conversion Price pursuant to Article Fourth Sections(4)(e) and (f) above, the Corporation at its expense promptly shall compute such adjustment or readjustment in accordance with the terms hereof and cause independent public accountants selected by the Corporation to verify such computation and prepare and furnish to each holder of Preferred Stock A certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the then effective Series A Conversion Price, Series B Conversion Price and Series C Conversion Price, and
(iii) the number of shares or Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of each share of such series of Preferred Stock.

                 (h) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Article Fourth Section (4) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

         (5)     Voting Rights and Directors.

                 (a) Except as otherwise required by law and as set forth herein, the holders of Preferred Stock and the holders of Common Stock shall be entitled to notice of any stockholders' meeting and to vote as a single class upon any matter submitted to the stockholders for a vote, as follows: (i) each holder of Preferred Stock shall have one vote for each full share of Common Stock into which its respective shares of Preferred Stock would be convertible on the record date for the vote, and (ii) the holders of Common Stock have one vote per share of Common Stock. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded up to the nearest whole number.

                 (b) The Board of Directors of the Company shall initially consist of nine (9) members (with the unanimous written consent of such Board of Directors necessary to increase or decrease the number of directors constituting the Board of Directors).

                 (c) Each director shall have one (1) vote on any matter properly before the Board of Directors.

         (6)     Class voting Upon Certain Events.

                 (a) In addition to such other vote, if any, as may be required by law, or provided by the resolution creating any other series of Preferred Stock, for so long as at least 500,000 shares of Preferred Stock remain outstanding, (i) the affirmative vote or consent of the holders of at least one-half (50%) of the then outstanding shares of Series A Preferred (ii) the affirmative vote or consent of the holders of at least two-thirds (66 2/3%) of the then outstanding shares of Series B Preferred and (iii) the affirmative vote or consent of the holders of at least one-half (50%) of the outstanding shares of Series C Preferred, given at a meeting (or by a written consent in lieu thereof) at which the holders of Series A Preferred, the holders of Series B Preferred and the holders of Series C Preferred shall each vote separately as a class shall be necessary for effecting or validating each of the following actions:

                          (i)     altering or changing adversely the rights,
preferences or powers of the Series A Preferred, the Series B Preferred or the Series C Preferred;

                          (ii)    increasing or decreasing (other than by
conversion) the total number of authorized shares of Series A Preferred, Series B Preferred or the Series C Preferred;

                          (iii)   creating any new class or series of stock
which has a preference over or is on a parity with the Series A Preferred, the Series B Preferred or the Series C Preferred with respect to voting, dividends or upon liquidation;

                          (iv)    taking any action which results in the
redemption of any shares of Common Stock or any shares of Preferred Stock which have a preference junior to, or pari passu with, that of the Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock (other than pursuant to employee agreements);

                          (v)     taking any action that increases or decreases
the size of the Board of Directors; and

                          (vi)    taking any action which amends or waives any
provision of the Certificate of Incorporation relative to the Series A Preferred, the Series B Preferred or the Series C Preferred.

                 (b) In addition to such other vote, if any, as may be required by law, or provided by the resolution creating any other series of Preferred Stock, for so long as at least 500,000 shares of Preferred Stock remain outstanding (as adjusted for stock splits, combinations, dividends or similar recapitalizations) the affirmative vote or consent of the holders of at least one-half (50%) of the then outstanding shares of Preferred Stock voting together as a single class on a converted basis shall be necessary for offering or validating the following action:

                          (i)     taking any action which results in any sale,
conveyance or other disposition of or encumbrance of all or substantially all of the Corporation's property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which the holders of the capital stock of the Corporation prior to such transaction, will own less than one-half (50%) of the voting power of the Corporation (or the surviving corporation) following such transaction.

                 (c) In addition to such other vote, if any, as may be required by law, or provided by the resolution creating any other series of Preferred Stock, for so long as at least 900,000 shares of Series C Preferred Stock remain outstanding (as adjusted for stock splits, combinations, dividends or similar recapitalizations), the affirmative vote or consent of the holders of at least one-half (50%) of the then outstanding shares of Series C Preferred Stock voting together as a single class on a converted basis shall be necessary for offering or validating the following actions:

                          (i) amending the Corporation's Third Amended and Restated Certificate of Incorporation;

                          (ii)    authorizing a merger, consolidation,
                                  reorganization, reclassification,
                                  recapitalization or sale of the Corporation or substantially all of its assets which yields an amount per share of Series C Preferred less than the per share Series C Liquidation Amount; and

                          (iii) voluntarily liquidating, dissolving or winding-up the Corporation.

         (7)     Common Stock.

                 (a) Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided herein.

                 (b) Voting Rights. The holder of each share of Common Stock shall have the right to one (1) vote for each share of Common Stock, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

         (8) Retirement of Shares. Shares of Preferred Stock that are converted into shares of Common Stock as provided herein or otherwise acquired by the Corporation in any manner shall be permanently retired and shall not under any circumstances be reissued. The Corporation shall from time to time take such appropriate corporate action as may be necessary to reduce the authorized shares of Preferred Stock accordingly.

         (9) Transfer Agent, Conversion Agent, Registrar. The Corporation will, so long as any shares of Preferred Stock are outstanding, maintain an office or agency where such shares may be presented for registration of transfer and exchange and where such shares may be presented for conversion.

         (10) Governmental Approvals, Listings. If any shares of Common Stock that would be issuable upon conversion of shares of Preferred Stock require registration with or approval of any governmental authority before such shares may be issued upon conversion, the Corporation will in good faith and as expeditiously as possible cause such shares to be duly registered or approved, as the case may be.

         FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the corporation.

         SIXTH: Vacancies created by the resignation of one or more members of the Board of Directors and newly created directorships, created in accordance with the Bylaws of this corporation, may, except as otherwise provided in
Section 2.2(c) of the Second Amended and Restated Investors' Rights Agreement, be filled by the vote of a majority, although less than a quorum, of the directors then in office, or by a sole remaining director.

         SEVENTH:         Election of the directors need not be by ballot
unless the Bylaws of the corporation shall so provide.

         EIGHTH: This Corporation is to have perpetual existence.

         NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

         TENTH: To the fullest extent permitted by the GCL, as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article TENTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article TENTH, shall eliminate or reduce the effect of this Article TENTH (in respect of any matter occurring, or any cause of action, suit or claim that but for this Article TENTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

         ELEVENTH:        Advance notice of new business and stockholder
nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the corporation.

         TWELFTH:         Except as otherwise provided in Article Fourth
Section 6 hereof, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     5. The foregoing Third Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Section 245 of the GCL.

         IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by Eric J. Kuhn, its Chief Executive Officer and attested to by Jack L. Lewis, its Secretary, this 26th day of August, 1999.

                                 By: /s/ Eric J. Kuhn
                                    --------------------------------------
                                                  Eric J. Kuhn
                                                  Chief Executive Officer





ATTEST:


/s/ Jack L. Lewis
----------------------------------
Jack L. Lewis
Secretary